FOR IMMEDIATE RELEASE April 2, 2004 Contacts: Joe Sweeney at The Martin Group 716-853-2757 Andrew W. Dorn, Jr. 716-961-1920

PARENT OF GREATER BUFFALO SAVINGS BANK RAISES
IN EXCESS OF $16,000,000 IN ADDITIONAL CAPITAL

Buffalo, N.Y. - Andrew W. Dorn, Jr., President and CEO of Greater Buffalo Savings Bank, reported today that Great Lakes Bancorp, Inc., the holding company that owns the Bank, sold in excess of $16,000,000 of common stock in its just completed offering. Great Lakes Bancorp, Inc. offered common stock to its existing shareholders at $9.00 per share. Dorn reported that 326 shareholders exercised their rights to purchase approximately 1.8 million additional shares, with proceeds totaling in excess of $16,000,000.

Mr. Dorn said, "We are very pleased with the tremendous response and continued commitment of our existing shareholders. This is our third offering of common stock to our shareholders, who have now invested in excess of $35 million to fund the development and growth of our bank. The additional capital will allow us to continue the rapid growth of our customer base and the expansion of our branch network."

Great Lakes Bancorp, Inc. is the parent of Greater Buffalo Savings Bank. Greater Buffalo Savings Bank commenced operations in November of 1999 and currently operates six full-service offices in Buffalo and the surrounding communities. At December 31, 2003, Greater Buffalo Savings Bank reported assets of $386 million and employed 110 people.

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Greater Buffalo Savings Bank promotes and encourages thrift and home ownership to the Bank's depositors and to the communities it serves, provides a safe and profitable place for depositors to save, promotes a prosperous and stable community and provides a superior return on investment to its shareholders. More information about Greater Buffalo Savings Bank can be found on the Internet at www.gbsb.com.